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Exhibit 11.1

                      VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
                         (companies in the development stage)

                    STATEMENT OF CALCULATION OF NET LOSS PER SHARE
                       (in thousands, except per share amounts)
                                        _____

                                                        Three Months Ended
                                                      -----------------------
                                                      June 29,       June 30,
                                                        1997           1996
                                                      --------       --------
Actual weighted average shares of common stock
  outstanding for the period                           21,805         21,669

Net loss for period                                   $(5,340)       $(3,194)

Net loss per share for period                          $(0.24)        $(0.15)


Dilutive common stock warrants and stock options have not been included in the calculations of common and common equivalent shares to calculate net loss per share, as their inclusion would be antidilutive.


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